EXHIBIT 10.6

Raw Plasma Supply Agreement
(Summary Translation)
December 30, 2005

Raw Plasma Supply Agreement

Party A: Shandong Missile Biologic Products Co. Ltd.
Party B: Shandong Province Zhangqiu Plasma Collection Station

According to item 13 of the Regulation “Controlling of Blood Products”, a plasma collection station may only supply raw plasma to one blood products manufacturer under quality credential agreement, raw plasma supply to other manufacturers is forbidden. According to MOH standards, the plasma collection station and blood products manufacturer must sign an agreement for the supply of raw plasma.
According to plasma regulations promulgated by the Bureau of Health, Shandong Province, Party B shall supply Party A with source plasma (hereafter referred to as “plasma”). Both parties agree to the following terms and conditions:

1. Quantity and Quality Standards of Plasma Supply
I. Party B shall provide Party A with plasma collected from donors within the collection area who have passed all physical and biochemical tests.
II. Major quality standards are as follows:
(1)	HBsAg negative;
(2)	Anti-HCV negative;
(3)	Anti-HIV negative;
(4)	ALT ≤ 25 units (Reit’s method);
(5)	Syphilis serological test negative;
(6)	Total plasma protein ≥ 55g/L (Biuret method);
(7)	No germ contamination;
(8)	Compliance with all other standards promulgated by the MOH over raw plasma;
(9)	Appearance: plasma should be rice-yellow, clear, transparent liquid, without dissolved blood, milky feculence, fibrinogen clots, visible red blood cells or other impurities.
III. The testing reagents used for HBsAg, Anti-HCV, Anti-HIV and syphilis testing must have passed “every-batch” inspection, and labeled with counterfeit-proof labels.
IV. If the plasma sample fails to pass the double test performed by Party A, Party A shall immediately notify Party B to send technical personnel for further testing. If the sample fails to pass further testing, then the unit (bag of plasma) is disqualified, and Party A shall not make any payment. Party A should notify Party B of any testing failure in writing on a timely basis. The disqualified plasma should be sterilized on the spot and disposed of immediately, and Party A shall not dispose of disqualified plasma privately or send the plasma back to Party B.

2. Labeling Plasma Samples
I. Every bag of plasma should be labeled with the name, collection code, blood type, physical and biochemical test results of the donor, as well as the collection date.

II. Every shipment of plasma should include a bill of lading, providing information on: the number of donors, the number of bags of plasma, as well as the biochemical test results. All these information should be internally consistent.
III. Each bag of plasma must be appended with enough sample (about 13cm of conducting tube), labeled with the corresponding plasma collection code. The sample plasma must be consistent with the plasma contained in the bag. Plasma with sample label absent, unclarity or lacking of code or inconsistency with records is treated as disqualified, plasma would be disposed of in the way described in 1(IV).
IV. Collection coding: continual coding within the same year from January 1 to December 31, without repeating or skipping. Codes take the form of “03000001-03015551”, with “03” representing the year 2003, and 000001-015551 specifying plasma man collection unit. Thus the number of collections taken in the year 2003 was 15551.

3. Pricing and Transportation
I. The pricing of plasma complies with regulations promulgated by the provincial Bureau of Health and the provincial Pricing Bureau. The current unit price of qualified plasma is RMB $235,000 per ton, balance settled at the end of every month. If national plasma pricing standards should shift, both parties shall negotiate on new prices.
II. If the protein level of the plasma is lower than 55g/L, the price is reduced by 2% for every 1g/L lower than the standard. The protein level here referred to is the average protein level of the annual supply, calculated at the end of each year.
III. Party A is responsible for the transportation of plasma. Party B shall pack the plasma and load the transporting vehicles as Party A requires. After all relevant personnel have confirmed the information in the bill of lading, delegates of both parties shall sign to certify delivery.
IV. Party A visits Party B to collect plasma and make payment on a regular basis. Payment for each batch of plasma are made at the delivery of the next batch.

4. Other Specifications
I. The plasma collected must be stored in freezing temperature by each donar. No cross mixing of plasma should occur.
II. After collection, the plasma should be immediately stored in a fridge or cold storage room at -30℃, to ensure freezing within 6 hours.
III. Each bag contains 580ml of plasma, or equivalent to 600 g in weight. The net weight of each bag of plasma is calculated in the following way: gross weight - bag weight - sample tube weight ≈ net weight.
IV. Party B may only supply plasma to Party A. No supplying to any third party should take place.
V. Party A is obliged to offer complete technical guidance to Party B and ensure quality control.

5. Any details not specified in this Agreement shall be negotiated between both parties.

6. There are five copies of this Agreement: one held by either party, and one submitted to the provincial, municipal and county Bureau of Health, respectively.

7. This Agreement becomes valid after legal delegates of both parties have signed and stamped. The agreement will end on December 31, 2006.

Party A
Legal Delegate: (signature and stamp)
January 1, 2006

Party B
Legal Delegate: (signature and stamp)
January 1, 2006